Exhibit 4.3

Supplemental Indenture (this “Supplemental Indenture”), dated as of August 12, 2015, among Altegra Health, Inc., a Delaware corporation, Altegra Health Operating Company, a Delaware corporation, Altegra Health Connections, LLC, a Delaware limited liability company, Altegra Health Operating Company - Puerto Rico, LLC, a Delaware limited liability company (collectively, the “Guaranteeing Subsidiaries”), each a subsidiary of Emdeon Inc., a Delaware corporation (the “Issuer”), and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Beagle Acquisition Corp. (“Beagle”) has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of November 2, 2011, providing for the issuance of an unlimited aggregate principal amount of 11.00% Senior Notes due 2019 (the “Notes”);

WHEREAS, the Notes were issued and sold in connection with the merger of Beagle with and into the Issuer (the “Merger”), whereby, upon consummation of the Merger, the Issuer continued as the surviving corporation;

WHEREAS, upon consummation of the Merger, and simultaneously with the execution of the Indenture, the Issuer, certain Guarantors party thereto and the Trustee entered into a supplemental indenture, under which the Issuer and the Guarantors became party to the Indenture;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiaries acknowledge that they have received and reviewed a copy of the Indenture and all other documents they deem necessary to review in order to enter into this Supplemental Indenture, and acknowledge and agree to (i) join and become parties to the Indenture as indicated by their signatures below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. The Guaranteeing Subsidiaries hereby agree to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.

(3) Execution and Delivery. The Guaranteeing Subsidiaries agree that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guaranteeing Subsidiary (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiaries) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries.

(9) Benefits Acknowledged. The Guaranteeing Subsidiaries’ Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiaries acknowledge that they will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by them pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of the Guaranteeing Subsidiaries in this Supplemental Indenture shall bind their Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ALTEGRA HEALTH, INC.

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Title:	Secretary

ALTEGRA HEALTH OPERATING COMPANY

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Title:	Secretary

ALTEGRA HEALTH CONNECTIONS, LLC

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Title:	Secretary

ALTEGRA HEALTH OPERATING COMPANY – PUERTO RICO, LLC

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Title:	Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

Supplemental Indenture (11.00% Senior Notes Due 2019)